Exhibit 3.1a
ROSS MILLER Secretary of State 204 North Carson Street, Ste 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6))	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20090173156-24 Filing Date and Time 02/24/2009 11:00 AM Entity Number C2323-1968

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of
Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))
1. Name of corporation:
Centex Corporation

2. Following is the resolution by the executive committee of the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

Resolutions Authorizing Withdrawal of Certificate of Designation, Preference and Rights of Junior Participating Preferred Stock, Series D, which certificate was filed in the office of the Nevada Secretary of State on October 7, 1996.

[See attached resolutions.]

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X  /s/ Brian J. Woram
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Withdrawal Designation Revised: 7-1-08

    WHEREAS, pursuant to the powers given to the Board of Directors of this Corporation (the “Board”) by the Amended and Restated Articles of Incorporation of the Corporation to create series of preferred stock, in 1996 the Board created the Junior Participating Preferred Stock, Series D, and caused to be filed with the Nevada Secretary of State on October 7, 1996 the Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series D (the “1996 Certificate of Designation”); and

    WHEREAS, in the summer of 2008, the Board and the stockholders of this Corporation promulgated the Amended and Restated Articles of Incorporation of the Corporation (the “Amended and Restated Articles”) as evidenced by the filing of such Amended and Restated Articles on July 10, 2008 with the Nevada Secretary of State; and

    WHEREAS, Article Fourth of the Amended and Restated Articles concerning the Corporation’s stock does not contain any mention of the Series D Preferred Stock; and

    WHEREAS, no shares of the Series D Preferred Stock have ever been issued and no shares of the Series D Preferred Stock are issued and outstanding; and

    WHEREAS, because there is no mention of the Series D Preferred Stock in the Amended and Restated Articles, the Board believes that the Series D Preferred Stock no longer exists, has been withdrawn and is no longer available for issuance by the Board but the Board believes it should make the record clear and withdraw the 1996 Certificate of Designation pursuant to the provisions of Subsection 6 of Nevada Revised Statutes (“NRS”) Section 78.1955.; and

    WHEREAS, the Board has delegated to the Executive Committee of the Board the authority of the Board to withdraw the 1996 Certificate of Designation;

    THEREFORE, BE IT RESOLVED, that the Executive Committee hereby authorizes and directs the withdrawal of the 1996 Certificate of Designation establishing the Series D Preferred Stock and authorizes, empowers and directs the officers of the Corporation, acting individually or in any combination, to execute and deliver to the Nevada Secretary of State for filing the form of Certificate of Withdrawal of Certificate of Designation supplied by the Nevada Secretary of State, with such supplements and annexed documents as may be necessary or desirable, all to withdraw the 1996 Certificate of Designation pursuant to NRS 78.1955(6).

    RESOLVED FURTHER, that all acts and transactions undertaken before the adoption of these resolutions by any of the officers of this Corporation, in the name and on behalf of this Corporation, in connection with the matters described in the foregoing resolutions are hereby approved, ratified and confirmed in all respects by the Corporation.

    RESOLVED FURTHER, that the officers of this Corporation are each hereby severally authorized to take or cause to be taken any and all such further lawful action, and execute and deliver such further documents, all for the Corporation and in its name, which may be required for the withdrawal of the 1996 Certificate of Designation and to carry out the purposes and intent of the foregoing resolutions, taking of such actions and the execution of such documents by the officers of the Corporation to be conclusive evidence of the approval thereof by such officers and by the Corporation.